Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-43531 and 333-136099) of Community West Bancshares our report dated March 21, 2008, with respect to the consolidated financial statements of Community West Bancshares included in this Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Los Angeles, California
March 28, 2008